     For Immediate Release

Exhibit 99.1

Harris Interactive Announces its Fiscal Third Quarter Results

Noteworthy points

•	Robert E. Knapp and board mutually agree to his resignation as CEO and Chairman – Board names Greg Novak as acting CEO – George Bell as Chairman

•	Consolidated sales bookings hit $58.6 million

•	Global Internet revenue reaches $28.9 million, now 57% of total revenue

•	Staff reductions and other actions cause pre-tax restructuring charge of $1.1 million, or $0.01 per share after-tax

•	Operating income from continuing operations declines 52% including one-time items

•	Income from continuing operations drops 59% year over year

•	$3.3 million loss, mostly non-cash, reported for discontinued operations in Japan

Rochester, NY — May 5, 2005 — Earlier today, Harris Interactive® (NASDAQ:HPOL) announced that its Board of Directors and Robert E. Knapp had mutually agreed to Mr. Knapp’s immediate resignation as Chairman and CEO of the Company. Concurrently, the Board appointed President, Gregory T. Novak, as acting CEO, and appointed independent director, George Bell, as Chairman of the Board.

Fiscal Third Quarter Results
As a part of the Company’s ongoing efforts to maximize its profitability, on March 30, 2005, Harris Interactive announced its intent to sell its Japanese operations. Therefore, in accordance with Financial Accounting Standards Board Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the results reported in this release for both the current and prior reporting periods are for continuing operations only which exclude Japan, except where otherwise noted. Also, since we have successfully completed the full integration of WirthlinWorldwide, organic results can no longer be reported separately.

Revenue from continuing operations was $50.9 million, up 52% compared with $33.4 million of revenue for the same period a year ago. US revenue was $39.1 million, up 45% from last year. European revenue was $11.8 million, up 83% over last year. Harris Interactive Service Bureau (HISB) revenue was $1.7 million, down 30% from the same period last year.

Global Internet revenue was $28.9 million, which includes US Internet revenue of $25.8 million and European Internet revenue of $3.1 million. For the quarter, Internet revenue comprised 57% of consolidated revenue from continuing operations. The impact of foreign currency exchange rates added $0.4 million to this quarter’s revenue.

Operating income from continuing operations, including one-time items of $1.1 million, was $1.1 million, down 52% when compared to operating income of $2.3 million reported for the same period last year. One-time items are defined as restructuring and other charges for severance costs, asset write-offs and impairments.

Income from continuing operations for the quarter was $0.6 million, or $0.01 per diluted share, including $0.7 million, or $0.01 per diluted share, of after-tax, one-time items as compared with $1.5 million of income from continuing operations, or $0.03 per share, for the third quarter of fiscal 2004.

Net income/ (loss), including a $3.3 million loss, mostly non-cash, for discontinued operations, was $(2.7) million, or $(0.04) per share for the third quarter of fiscal 2005, compared with net income of $1.6 million, or $0.03 per share, for the third fiscal quarter of 2004.

For the quarter, consolidated sales bookings from continuing operations reached $58.6 million, compared to last year’s pace of $39.4 million of sales bookings, which did not include WirthlinWorldwide.

Fiscal Year-to-Date Results
Revenue from continuing operations for the nine-months ended March 31, 2005, was $142.8 million, up 44% from $98.9 million for the same period last year. US revenue was $107.6 million, up 35% from a year ago. European revenue was $34.6 million, up 79% over last year. HISB revenue for nine months was $7.1 million dollars, essentially flat with the prior year period.

Global Internet revenue from continuing operations for nine months was $78.8 million, which includes US Internet revenue of $70.6 million and European Internet revenue of $8.2 million. For the year-to-date, Internet revenue comprised 55% of consolidated revenue from continuing operations. The impact of foreign currency exchange rates added $2.1 million to revenue for the nine-month period.

Operating income from continuing operations for the nine months ended March 31, 2005 was $6.2 million, down 13% compared to $7.1 million of operating income for the same period a year ago. Operating income for the nine months includes a total of $1.8 million of one-time charges from the third quarter as well as the second quarter severance charge for Dr. Gordon Black.

Income from continuing operations for the nine months ended March 31, 2005 was $3.9 million, or $0.06 per fully diluted share, including $1.1 million, or $0.02 per diluted share, of after-tax one-time items, compared with income from continuing operations of $4.8 million, or $0.08 per fully diluted share, for the same period a year ago.

For the nine months ended March 31, 2005, net income, including a $3.4 million loss, mostly non-cash, for discontinued operations, was $0.4 million, or $0.01 per fully diluted share, compared with $5.1 million, or $0.09 per fully diluted share, for the same period a year ago.

As of March 31, 2005 cash, equivalents and marketable securities totaled $34.6 million, as compared to $41.0 million reported on December 31, 2004. “Cash was lower this quarter principally due to the retirement of debt as well as the timing of first half sales bonuses,” said Frank J. Connolly, CFO of Harris Interactive. “We continue to expect strong cash generation from continuing operations on a full-year basis,” Connolly ended.

Guidance
For the fiscal fourth quarter, the Company expects revenue from continuing operations in the range of $50 to $53 million, which excludes $2 million of previously expected revenue from Japan. Earnings for the fiscal fourth quarter are expected in the range of $0.00 to $0.02 per fully diluted share, including a $0.01 per share charge for Mr. Knapp’s severance. While additional one-time charges may result from the final disposition of the Company’s Japan operations, no estimate of these potential charges is included in fourth quarter guidance. Revenue from continuing operations for the full fiscal year is now expected to range from $193 to $196 million, down from the previous estimate of $205 to $210 million, which had included approximately $6 million of revenue from the now discontinued Japanese operations. For the full fiscal year, the Company expects earnings per share from continuing operations of $0.07 to $0.09 including $0.03 per share of one-time costs.

“Yesterday, the board very clearly defined my mission: to lead this organization back to proper levels of growth and profitability,” stated Gregory T. Novak, acting CEO of Harris Interactive. “I believe that the reputation of the Harris Interactive brand is a huge advantage in the global research marketplace. I plan to build on that advantage by using my in-depth knowledge of our business to enhance the value that we bring to our customers, improve results for our shareholders and create opportunity and excitement for our employees,” Novak concluded.

Conference Call and Webcast Access Information
The Company will conduct a teleconference on Thursday, May 5, 2005 at 5:00 p.m. ET to discuss its third quarter fiscal 2005 results. Gregory T. Novak, acting CEO, and Frank J. Connolly, executive vice president and CFO will host the call.

To access the conference call, please dial toll-free (800) 967-7141 in the United States and Canada, or (719) 457-2630 internationally by 4:50 p.m. ET on May 5.

A live webcast of the conference call will also be accessible via the Company’s website at www.harrisinteractive.com , and an archived version of the webcast will be available for 30 days following the call under the heading “Webcasts” in the “Investor Relations” section of the Company’s website. A telephone replay of the call will not be available.

This media release will be available prior to the call at our website: www.harrisinteractive.com/news.

Please see attached schedules for detailed financial information.

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About Harris Interactive®
Harris Interactive Inc. (www.harrisinteractive.com), the 15th largest and fastest-growing market research firm in the world, is a Rochester, N.Y.-based global research company that blends premier strategic consulting with innovative and efficient methods of investigation, analysis and application. Known for The Harris Poll® and for pioneering Internet-based research methods, Harris Interactive conducts proprietary and public research to help its clients achieve clear, material and enduring results.

Harris Interactive combines its intellectual capital, databases and technology to advance market leadership through U.S. offices and wholly owned subsidiaries: London-based HI Europe (www.hieurope.com), Paris-based Novatris (www.novatris.com), Tokyo-based Harris Interactive Japan, through newly acquired WirthlinWorldwide, a Reston, Virginia-based research and consultancy firm ranked 25th largest in the world, and through an independent global network of affiliate market research companies. EOE M/F/D/V.

To become a member of the Harris Poll OnlineSM and be invited to participate in future online surveys, visit www.harrispollonline.com.

Contact

Dan Hucko, SVP
Corporate Communications/Investor Relations
Harris Interactive
585.214.7470
800.866.7655 x7470

HARRIS INTERACTIVE INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	March 31,	June 30,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$11,324	$12,511
Marketable securities	23,255	42,603
Accounts receivable, net	29,380	22,476
Costs and estimated earnings in excess of billings on uncompleted contracts	12,980	5,648
Other current assets	4,131	4,170
Deferred tax assets	5,374	6,340
Assets held for sale	3,394	6,800

Total current assets	89,838	100,548
Property, plant and equipment, net	12,970	6,031
Goodwill	100,430	60,953
Other intangibles, net	13,350	2,745
Other assets	1,363	1,562
Deferred tax assets	25,599	25,285
Total assets	$243,550	$197,124

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	9,551	6,859
Accrued expenses	19,198	11,466
Billings in excess of costs and estimated earnings on uncompleted contracts	16,270	10,756
Liabilities held for sale	1,057	1,051

Total current liabilities	46,076	30,132
Deferred tax liabilities	4,431	792
Other long-term liabilities	1,350	711
Total stockholders’ equity	191,693	165,489

Total liabilities and stockholders’ equity	$243,550	$197,124

HARRIS INTERACTIVE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except share and per share data)
(Unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
	2005	2004	2005	2004
Revenue from services	$50,858	$33,419	$142,772	$98,903
Cost of services	24,469	15,334	67,142	47,609

Gross profit	26,389	18,085	75,630	51,294
	51.9%	54.1%	53.0%	51.9%
Operating expenses:
Sales and marketing expenses	5,287	2,977	14,860	8,490
General and administrative expenses	16,995	11,675	48,187	32,260
Depreciation and amortization	1,954	1,159	5,362	3,453
Restructuring charges	1,055	—	1,055	—

Total operating expenses	25,291	15,811	69,464	44,203
Operating income	1,098	2,274	6,166	7,091
Interest and other income, net	152	170	431	429

Income from continuing operations before income taxes	1,250	2,444	6,597	7,520
Income tax expense	651	976	2,722	2,759

Income from continuing operations	599	1,468	3,875	4,761
Income (loss) from discontinued operations (including loss on disposal of $3.1 million in 2005)	(3,277)	173	(3,443)	356
Net income (loss)	$(2,678)	$1,641	$432	$5,117

Basic net income (loss) per share (*):
Continuing operations	$0.01	$0.03	$0.06	$0.08
Discontinued operations	(0.05)	—	(0.06)	0.01

Basic net income (loss) per share	$(0.04)	$0.03	$0.01	$0.09

Diluted net income (loss) per share (*):
Continuing operations	$0.01	$0.03	0.06	$0.08
Discontinued operations	(0.05)	—	(0.06)	0.01

Diluted net income (loss) per share	$(0.04)	$0.03	$0.01	$0.09

Weighted average shares outstanding -
Basic	61,237,999	56,508,266	60,248,777	55,811,250
Diluted	61,817,643	58,175,448	61,044,281	57,377,029

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(*) Figures might not add due to rounding.

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